Exhibit 5.1

[Letterhead of Debevoise & Plimpton LLP]

June 23, 2015

Univar Inc.

3075 Highland Parkway, Suite 200

Downers Grove, IL 60515

Re: Registration Statement on Form S-8 of Univar Inc.

Ladies and Gentlemen:

We have acted as special counsel to Univar Inc., a Delaware corporation (the “Company”), in connection with the filing on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-8 (the “Registration Statement”), relating to the registration of up to 11,142,240 shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), up to (x) 5,124,371 of which shares may be issued pursuant to the Univar Inc. 2011 Stock Incentive Plan, as amended, (y) 4,011,913 of which shares may be issued pursuant to the Univar Inc. 2015 Omnibus Equity Incentive Plan and (z) 2,005,956 of which may be issued pursuant to the Univar Inc. Employee Stock Purchase Plan (collectively, the “Plans”).

In rendering the opinion expressed below, we have (a) examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of the Plans and such other documents and records of the Company and such other instruments and certificates of public officials, officers and representatives of the Company and others as we have deemed necessary or appropriate for the purposes of such opinion, (b) examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and others delivered to us and (c) made such investigations of law as we have deemed necessary or appropriate as a basis for such opinion. In rendering the opinion expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies and (iv) the legal capacity of all natural persons executing documents.

Based on the foregoing, we are of the opinion that the 11,142,240 shares of Common Stock that are reserved for issuance pursuant to the Plans have been duly authorized and, when issued in accordance with the terms of the respective Plans, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

We are members of the bar of the State of New York. We express no opinion as to the laws of any jurisdiction other than the Delaware General Corporation Law as currently in effect.

Very truly yours,

    /s/ Debevoise & Plimpton LLP

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